INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-105437 of Sun Life (N.Y.) Variable Account D on Form N-6 of our report dated March 29, 2004 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York with Keyport Benefit Life Insurance Company ("Keyport") on November 1, 2001 described in Note 1) accompanying the consolidated financial statements of Sun Life Insurance and Annuity Company of New York appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the incorporation by reference in the Prospectus, which is part of such Registration Statement, of our report dated March 29, 2004 (which expresses an unqualified opinion and includes two explanatory paragraphs relating to the merger of Sun Life Insurance and Annuity Company of New York with Keyport Benefit Life Insurance Company ("Keyport") on November 1, 2001 described in Note 1) accompanying the consolidated financial statements of Sun Life Insurance and Annuity Company of New York.

We also consent to the reference to us under the heading "Accountants" in such Statement of Additional Information.

Deloitte & Touche LLP

Boston, Massachusetts

April 22, 2004